Unit Trade Interest Remains Active

“We have had good interest in USPB units this past month, with numerous offers to buy and sell being posted on AgStock-Trade,” notes Tracy Thomas, vice president of Marketing. “To date, total Class A unit sales for fiscal year 2013 is 17,456 (combining Class A units sold with delivery rights available in the current delivery year and Class A units sold with delivery rights available next delivery year), for an average price of $160.33.”

AgStockTrade.com recently launched a mobile website, which will communicate USPB Class A and Class B unit buy and sell offers on a real time basis. From your smart phone’s web browser, enter www.uspb.agstocktrade.com to access the

...continued on page 2

Record results for both brands

CAB, CHB Brands
Continue Solid Growth

Certified Angus Beef® (CAB) and Certified Hereford Beef® (CHB) have reported their branded programs realized significant growth during their recently completed fiscal years.

CAB announced record total sales of more than 60 million pounds of product every month in fiscal year 2013. It marked the seventh consecutive year of growth for CAB. Its network of 16,000 licensed partners worldwide sold 865 million pounds for the year, an increase of 6.7% or 54 million pounds.

Growth was balanced among all divisions. Retail partners again accounted for the most sales, 46%, and their 398 million pounds was an increase of 3.1% for the year. Foodservice partners made up nearly one-third of the brand’s total sales this year, responding to consumer demand for quality beef to set the record of 276 million pounds sold, up 6.2%.

Value-added product sales set a new record of 24 million pounds, up 11.6% while international sales rose 17%. Meanwhile CHB reported a record year in total volume with 48.8 million pounds sold—a 4% increase compared to the previous year. Currently, CHB is offered in 301 retail supermarkets in 35 states, as well as through 38 foodservice distribution centers serving restaurants. More than 382,000 cattle were identified through CHB-licensed facilities during fiscal year 2013 as eligible from a live specification standpoint, while more than 259,000 carcasses were certified for the program—a certification rate of 68%.♦

USDA’s Choice/Select Spread Rebounds

USPB Non-Conditional Unit Trade Report
	FY 2013	Most
DR = Delivery Rights; DY = Delivery Year	Trades	Recent
		Trades
# Class A Units (DR available this DY)	7,465	6,270
Average Price Per Unit	$174.16	$174.25
# Class A Units (DR available next DY)	9,991	9,971
Average Price Per Unit	$150.00	$150.00
# Class B Units	17,171	6,270
Average Price Per Unit	$173.34	$174.25

FY 2013 Annual Meeting

To Be Held on March 28, 2014

U.S. Premium Beef’s fiscal year 2013 annual meeting will be held in Kansas City, MO, at the Kansas City Airport Hilton on March 28, 2014. A reception will be held on the evening of March 27 at the Airport Hilton.

There are three positions on USPB’s Board of Directors up for election. Mark Gardiner, Ashland, KS, Doug Laue, Council Grove, KS, and Joe Morgan, Scott City, KS, currently hold these positions. All three candidates have indicated they will seek reelection.

Unitholders who want information on becoming a candidate for USPB’s Board should contact the our office at 866-877-2525. Applications are due December 28, 2013. Watch upcoming UPDATES for more information on the annual meeting.♦

 Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Unit Trade Interest Remains Active....	continued from page 1

mobile site and view unit offer activity. If you have questions about this application, call AgStockTrade.com at 800-859-3018. With the introduction of the mobile site, AgStockTrade will no longer send email notices as buy and sell offers for USPB units are posted on its site.

A complete listing of “matches” for all classes of USPB units can be viewed at www.uspremiumbeef.com and selecting Current USPB Unit Offers on the front page. Matches do not constitute a completed transaction until the conditions for closing have been met.

As a reminder, anyone who wants to place a buy or sell offer on AgStockTrade.com must have a username and password, which requires USPB Board approval. For information on obtaining a username and password, please call our office at 866-877-2525.♦

Did You Know...

✓If you have delivery year 2014 delivery rights you would like USPB to help you get leased to other producers, please call our office at 866-877-2525 to put them on our lease list.

✓As announced in last month’s UPDATE, USPB’s electronic identification (EID) eartag rebate policy is being discontinued effective with cattle delivered after March 31, 2014. USPB will continue to provide individual animal carcass data at no charge, as has always been the case. Producers who wish to receive the $1 per tag rebate on cattle delivered by March 31, 2014, must send grade detail reports from cattle with EID tags to USPB within 90 days from the delivery date.

✓USPB has begun posting a series of four videos on our web page (www.uspremiumbeef.com) featuring USPB unitholder Sam Hands, Garden City, KS. Sam discusses the factors that caused his family to invest in USPB. Watch for additional installments of Sam’s videos in the coming weeks.

✓The following USPB QSS members are selling bulls at private treaty this Fall: Cow Camp, Inc., Dalebanks Angus, Inc., Gardiner Angus Ranch, Harms Plainview Ranch, McCurry Brothers Angus and Oleen Brothers.

✓The easiest, most efficient way to receive settlement sheets and other USPB communications, including the UPDATE, is via email. If you are not currently receiving USPB information electronically and would like to do so, please send your email address to us at uspb@uspb.com.♦
BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 11/10/13 to 12/07/13
(Numbers	Base Grid
in
	All	Top 25%
Percent)

Yield	64.14	64.75
Prime	2.58	4.65
CH & PR	74.80	83.08
CAB	23.71	30.36
BCP	19.75	21.93
Ungraded	0.95	0.46
Hard Bone	0.74	0.34
YG1	6.96	5.17
YG2	30.90	27.28
YG3	43.87	45.41
YG4	16.30	19.48
YG5	1.97	2.67
Light Weight	0.20	0.14
Heavy Weight	1.80	2.25
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$38.06	$57.48
Yield Benefit	$14.54	$31.26
Yield Grade	-$5.85	-$8.91
Out Weight	-$2.73	-$3.35
Natural	$2.65	$4.50
Total Premium	$46.67	$80.98